Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 21, 2017, with respect to the financial statements of EFCO Corporation for the year ended November 26, 2016 included in the Current Report of Apogee Enterprises, Inc. on Form 8-K filed on August 21, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Apogee Enterprises, Inc. on Form S-8 (File Nos. 333 - 58181, 333 - 95863, 333 - 137982, 333-160205, 333-169944, 333-175404, 333-190179, 333-197617, 333-197618, 333-207364 and 333-207369).

/s/Grant Thornton LLP

Kansas City, Missouri

August 21, 2017